PROCUREMENT CONSULTANT AGREEMENT

THIS AGREEMENT (the " **Agreement** ") effective as of July 16, 2018 (the " **Effective Date** "), entered into between **Bemax Inc., a Nevada Corporation** , with its principal registered address of 625 Silver Oak Drive, Dallas, Georgia 30132 USA email: Taimasiko @bemaxincc.com (the "**Company** " or " **BMXC** ") and **Gilbert Matembe** of 207-327 Ninth Street, New Westminister B.C. V3M 3V8 Canada (hereinafter referred to as the "Consultant") in connection with the provision of the Consultant's services to the Company. The Company and the Consultant may be referred to herein as the "Parties" or each as a "Party".

WHEREAS:

A. The Company is in the business of developing, manufacturing, marketing, and distributing household products, and other products, particularly disposable diaper products, worldwide;

B. The Consultant will be a Managing Product Procurement Consultant of the Company, and this Agreement will supersede any management consulting agreement with the Company.

C. The Company wishes to engage the services of the Consultant to serve as managing Customer Acquisition Consultant to the Company, using best efforts in the mission to further the interests of the Company; and

D. The Company and the Consultant have agreed to enter into a Product Procurement Agreement for mutual benefit

THIS AGREEMENT WITNESSES THAT in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1 ENGAGEMENT AS CONSULTANT

1.1 The Company hereby engages the Consultant to work exclusively as an independent contractor of the Company, to undertake the duties and title of Private Label Procurement Consultant exclusively for the Company on a fulltime basis, unless mutually agreed by both Parties. The Company retains the rights to be unencumbered to work with other product procurement consultants as it chooses. The Consultant agrees to exercise those powers as reasonably requested by the Company or its subsidiaries from time to time, (collectively the "Services") and the Consultant accepts such engagement on the terms and conditions set forth in this Agreement.

2 TERM OF THIS AGREEMENT

2.1 The term of this Agreement shall begin as of the Effective Date and shall continue for five (5) years or until terminated earlier pursuant to Sections 10 and 11 herein (the " **Term** "). Any renewal period for this Agreement shall be at the sole discretion of the Company along with the renewal term including any compensation for services during the renewal term.

3. CONSULTANT SERVICES

3.1 The CONSULTANT shall undertake and perform optimization buying journeys for acquiring new private label brands, determine method of procurement and ensure use of the proper procurement process, and help to increase the quantity and quality of the Company's bid document for selection of private label manufacturers, as well as private label project development and coordination. The Consultant agrees that his duties may be reasonably modified by the Company's and the Consultant's mutual agreement from time to time. The consultant's duties and services shall include:

(a) Prepare competitive bid documents for the purchase of equipment, services and supplies including the coordination of specification documents from internal business units
(b) Achieving lower private label development costs through best practices and analytics.
(c) Follow, monitor and enforce the company's procurement policies and procedures
(d) Review, compare, analyze, and recommend private label products manufacturers to the Company.
(e) Research and evaluate prospective private label manufacturers and suppliers, as well as manage and maintain accurate purchase and pricing records
(f) Maintain and update private label supplier information such as qualifications, delivery times, and product ranges.
(g) Analyze bids/offers from private label manufacturers and suppliers in terms of best value and conformance to specifications prior to contract recommendation and approval to the Company.
(h) Facilitate change management in procurement especially around template formation and implementation
(i) Negotiate with private label manufacturers to ensure all offers, pricing, quality of products and delivery of services meet operational and financial requirements.
(j) Tracking private label project progress and performance and analyzing deliverables against requirements.
(k) Delegating private label development project tasks to teams best suited to complete them and ensuring project team adheres to provided timelines and deliverables

3.2 In providing the Services outlined in 3(1), the Consultant shall:

- comply with all applicable local, state, provincial, national and federal statutes, laws and regulations;
- not make any misrepresentation or omit to state any material fact which results in a misrepresentation regarding the business of the Company;
- not disclose, release or publish any information regarding the Company without the prior written consent of the Company; and
- not employ any person in any capacity, or contract for the purchase or rental of any service, article or material, nor make any commitment, agreement or obligation whereby the Company shall be required to pay any monies or other consideration without the Company's prior written consent as provided by the Company's Board of Directors.

4 CONSULTANT COMPENSATION

4.1 Compensation. The Company shall pay the Consultant for the provision of the Services, US$100,000.00 immediately upon execution of this Agreement and in addition the Company shall pay the Consultant or his assigns while this Agreement remain valid the amount of USD50,000.00 on each anniversary of the execution of this Agreement. In exchange for the US$100,000.00 compensation due to the Consultant upon execution of this Agreement, the Company shall pay the Consultant with twenty million (20,000,000) newly issued Series "A" Preferred shares of the Company's Preferred Stock, par value $0.0001 per share. In exchange for the US$50,000.00 compensation due to the Consultant on each anniversary during the validity of this Agreement, the Company shall pay the Consultant with five million(5,000,000) newly issued Series "A" Preferred shares of the Company's Preferred Stock.

4.2 Performance Bonus. As further compensation based on job performance, product development and branding, product sales, achievement of project or operational milestones, the Company is committed to providing an additional bonus schedule for the Consultant on a semi-annual basis in the form of stock, or cash payments at the discretion of the Company.

5. CONSULTANT EXPENSES AND DEVELOPMENT COSTS

5.1 The Parties agree that the Compensation hereunder shall be inclusive of any and all fees or expenses incurred by the Consutant on the Consultant's own behalf pursuant to this Agreement including but not limited to the costs of rendering the Services. Notwithstanding the foregoing, the Company shall reimburse the Consultant for any bona fide expenses such as travel and international telephone incurred by the Consultant on behalf of the Company in connection with the provision of the Services provided that the Consultant submits to the Company an itemized written account of such expenses and corresponding receipts of purchase in a form acceptable to the Company within 10 days after the Consultant incurs such expenses. However, the Company shall have no obligation to reimburse the Consultant for any single expense in excess of $2,000 or $4,000.00 in the aggregate without the

express prior written approval of the Company's Board of Directors.

6. CONFIDENTIALITY

6.1 The Consultant shall not disclose to any third party without the prior consent of the Company any financial or business information concerning the business, affairs, plans and programs of the Company, its Directors, officers, shareholders, and employees (the " **Confidential Information** "). The Consultant shall not be bound by the foregoing limitation in the event (i) the Confidential Information is otherwise disseminated and becomes public information or (ii) the Consultant is required to disclose the Confidential Informational pursuant to a judicial order. As a material inducement to the Company entering into this Agreement, the Consultant shall, at the Company's request, execute a confidentiality and non-disclosure agreement in a form mutually agreed upon by the Company and the Consultant.

7. GRANTS OF RIGHTS AND INSURANCE

7.1 The Consultant agrees that the results and proceeds of the Services under this Agreement, although not created in an employment relationship, shall, for the purpose of copyright only, be deemed a work made in the course of employment under the Canadian law or a work-made-for-hire under the United States law and all other comparable international intellectual property laws and conventions. All intellectual property rights and any other rights which the Consultant may have in and to any work, materials, or other results and proceeds of the Services hereunder shall vest irrevocably and exclusively with the Company and are otherwise hereby assigned to the Company as and when created. The Consultant hereby waives any moral rights of authors or similar rights the Consultant may have in or to the results and proceeds of the Consulting Services hereunder.

7.2 The Consultant retains the right of prior approval of any public statements or publications by the Company using the Consultant's name, such as press releases and website pages.

7.3 The Company shall have the right to apply for and take out, at the Company's expense, life, health, accident, or other insurance covering the Consultant, in any amount the Company deems necessary to protect the Company's interest hereunder. The Consultant shall not have any right, title, or interest in or to such insurance.

8. REPRESENTATIONS AND WARRANTIES

8.1 The Consultant represents, warrants and covenants to the Company as follows:

(a) The Consultant is not under any contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of the Services hereunder or any other rights of the Company hereunder;

(b) The Consultant is not under any physical or mental disability that would hinder the performance of his duties under this Agreement; and

(c) The Company will provide and disclose all legal and commercial information to the Consultant that is necessary to perform Consultant's duties.

9 INDEMNIFICATION

9.1 Each Party shall indemnify and hold harmless the other Party, its partners, financiers, parent, affiliated and related companies, and all of their respective individual shareholders, directors, officers, employees, attorneys, auditors, licensees and assigns from and against any claims, actions, losses and expenses (including legal expenses) occasioned by any breach by the Party of any representations and warranties contained in, or by any breach of any other provision of this Agreement by the Party.

10 NO OBLIGATION TO PROCEED.

10.1 Nothing herein contained shall in any way obligate the Company to use the Services hereunder or to exploit the results and proceeds of the Services hereunder; provided that, upon the condition that the Consultant is not in material default of the terms and conditions hereof, nothing contained in this section 10.1 shall relieve the Company of its obligation to deliver to the Consultant the compensation stated in section 4.1. All of the foregoing

shall be subject to the other terms and conditions of this Agreement (including, without limitation, the Company's right of termination, disability and default).

11 RIGHT OF TERMINATION.

11.1 The Company and the Consultant shall each have the right to terminate this Agreement at any time in its sole discretion by giving not less than ninety (90) days written notice. Upon termination of this Agreement the Consultant shall continue to work with the Company to fulfill the obligations of this Agreement during the notice period and this period will be paid for per terms of this Agreement.

12 DEFAULT/BREACH

12.1 No act or omission of the Company hereunder shall constitute an event of default or breach of this Agreement unless the Consultant shall first notify the Company in writing setting forth such alleged breach or default and the Company shall cure said alleged breach or default within 10 days after receipt of such notice (or commence said cure within said ten days if the matter cannot be cured in ten days, and shall diligently continue to complete said cure). No act or omission of the Consultant hereunder shall constitute an event of default or breach of this Agreement unless the Company shall first notify the Consultant in writing setting forth such alleged breach or default and the Consultant shall cure said alleged breach or default within 10 days after receipt of such notice (or commence said cure within said ten days if the matter cannot be cured in ten days, and shall diligently continue to complete said cure). Either Party may terminate the Agreement if there is an event of default or breach of this Agreement that the other Party does not cure or attempt to cure pursuant to the clear intent of this Section.

13 COMPANY'S REMEDIES.

13.1 The services to be rendered by the Consultant hereunder and the rights and privileges herein granted to the Company are of a special, unique, unusual, extraordinary and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, it being understood and agreed that a breach by the Consultant of any of the provisions of this Agreement shall cause the Company irreparable injury and damages. The Consultant expressly agrees that the Company shall be entitled to seek injunctive and/or other equitable relief to prevent a breach hereof the Consultant. Resort to such equitable relief, however, shall not be construed as a waiver of any other rights or remedies which the Company may have in the premises for damages or otherwise.

14. INDEPENDENT CONTRACTORS.

14.1 Nothing herein shall be construed as creating a partnership, joint venture, or master-servant relationship between the Parties for any purpose whatsoever. Except as may be expressly provided herein, neither Party may be held responsible for the acts either of omission or commission of the other Party, and neither Party is authorized, or has the power, to obligate or bind the other Party by contract, agreement, warranty, representation or otherwise in any manner except by agreement of the Company's Board of Directors. It is expressly understood that the legal relationship between the Parties is one of independent contractors.

15 MISCELLANEOUS PROVISIONS

(a) Time. Time is of the essence of this Agreement.

(b) Presumption. This Agreement or any section thereof shall not be construed against any Party due to the fact that said Agreement or any section thereof was drafted by said Party.

(c) Titles and Captions. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

(d) Further Action. The Parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

(e) Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

(f) Assignment. The Company and the Consultant may assign this Agreement only with the prior written consent of the other Party.

(g) Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered, either personally or by express delivery service, and emailed to, the Party to be notified. Notice to each Party shall be deemed to have been duly given upon delivery, personally or by courier, to the physical and email addresses of the other Party at that Party's physical and email addresses provided on page one (1) of this Agreement, which may be updated over time with at least ten days written notice, to the other Party.

(h) Entire Agreement. This Agreement contains the entire understanding and agreement among the Parties. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing signed by all Parties. This Agreement supersedes prior management and/or consulting agreements with the Company and the Consultant.

(i) Waiver. A delay or failure by any Party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

(j) Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. Counterparts expressly may include electronic counterparts with electronic signatures transmitted through electronic means.

(k) Successors. The provisions of this Agreement shall be binding upon all Parties, their successors and permitted assigns.

(l) Counsel. The Parties expressly acknowledge that each has been advised to seek separate counsel for advice in this matter and has been given a reasonable opportunity to do so.

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first written above.

BEMAX INC.
Per: */s/ Taiwo Aimasiko*

____
President/CEO

Per: */s/ Gilbert Matembe*

____
Private label Procurement Consultant